                                    EXHIBIT 8.2.5.

MORGAN BEAUMONT, INC. SIGNS SERVICE AGREEMENT WITH MERRICK BANK
11/22/2004 1:15:00 PM

SARASOTA, Fla., Nov 22, 2004 (BUSINESS WIRE) -- Morgan Beaumont, Inc., (MBEU) a premier provider of Stored Value and Debit Card Solutions announced today that it has signed a service agreement with Merrick Bank, a Utah Industrial bank based in the Salt Lake Valley.

Through this agreement, Merrick Bank will issue Debit and Stored Value cards for use with Morgan's proprietary POS software and national cash loading network. Also, by utilizing Morgan Beaumont's growing national cash loading network, Merrick will be able to offer financial programs in a retail environment. Roll out will begin in December 2004.

Morgan Beaumont CEO Cliff Wildes said: "We are excited to add Merrick, a nationally recognized banking partner, to our growing list of clients and partners. In addition, this agreement has enabled us to obtain a Third Party Processor license with MasterCard."

Merrick Bank Senior Vice President of Stored Value Solutions, Greg Pesci said, "We are very pleased to be working with Morgan Beaumont to provide stored value card solutions to customers nationally."

With an estimated 33 million "unbanked" and "underbanked" US citizens seeking convenient financial products, the market for Morgan Beaumont's technology platform appears poised for significant growth. Morgan Beaumont's management believes that Registrant is the only card issuer that has developed/owns it own technology, has an open network, a national footprint, and a MasterCard Third Party Processor license.

Morgan Beaumont's management team estimates that each card in its system is worth $36-120 per year in recurring revenue, while each POP location is worth approximately $1,500 per year in recurring revenue. As announced in its September 7, 2004 press release Morgan Beaumont currently has approximately 16,000 load locations. The company is on target to exceed its 2004 projections of 20,000 load locations nationwide and has current signed agreements in place that should allow Registrant to hit its goal of 100,000 locations in 2005.Registrant has also set a target of having approximately 3 million cards accessing these locations by end of 2005.

Morgan Beaumont, Inc. (MBEU) is a Technology Solutions Company located in Sarasota, Florida. Morgan is one of the premier providers of Stored Value and Debit Card Solutions for the sub-prime financial market in the United States. Registrant has developed a network-based, interoperable POS and PC based software platform that connects merchants with multiple Stored Value Processors and Issuing Banks, in addition to private transaction networks and IVR and CRM technology. Morgan Beaumont is a MasterCard Third Party Processor
(TPP).Registrant also has a national network of Stored Value and Debit Card load stations located throughout the United States. To learn more about Morgan Beaumont, please visit http://www.morganbeaumont.com.

Merrick Bank was founded in 1997 and is a premier issuer of non-prime credit cards.

Merrick Bank is a top-50 issuer of Visa cards, as well as an authorized issuer of MasterCard cards. It serves over 550,000 cardholders and has approximately $500 million in assets. Merrick Bank specializes in credit programs that assist consumers looking to establish or rebuild their credit rating. Merrick Bank is a Utah Industrial Bank and is a member of the FDIC. Merrick's parent company is CardWorks, headquartered in Woodbury, NY and also the parent company of Cardholder Management Services (CMS).

"Safe Harbor " Statement under Private Securities Litigation Reform Act of 1995:

Statements about the expected future prospects of our business, our outlook for earnings per share in 2004, statements about our outlook for internal revenue growth in 2004 and 2005, and all other statements in this release other than historical facts, constitute forward-looking statements. You can identify forward-looking statements because they contain words such as "believes," "expects," "may," "will," "would," "should," "seeks," "approximately," "intends," "plans," "estimates," or "anticipates" or similar expressions which concern our strategy, plans or intentions. All statements we make relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Some of the factors that we believe could affect our results include: general economic and market conditions, including the lingering effects of the economic slowdown and services revenue; the overall condition of the bank card industry, including the effect of any further consolidation among financial services firms; the regulatory, credit and market risks associated with our operations; the integration of acquired businesses, the performance of our businesses; the effect of war, terrorism or catastrophic events; the timing and magnitude of sales; the timing and scope of technological advances; the ability to retain and attract customers and key personnel; and the ability to obtain patent protection and avoid patent-related liabilities in the context of a rapidly developing legal framework for software and business-method patents. The factors described in this paragraph and other factors that may affect our business or future financial results and when applicable, are discussed in our filings with the Securities and Exchange Commission, including our Form 10-K, a copy of which may be obtained from us without charge. We assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or other factors.

SOURCE: Morgan Beaumont Inc.

Morgan Beaumont Inc., Sarasota
Media Contact:
Ken Craig, 941-753-2875 x2010
or
Merrick Bank
Media Contact:
The Abernathy MacGregor Group, New York
Kenny Juarez, 212-371-5999

Copyright (C) 2004 Business Wire. All rights reserved.